UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2016

Adeptus Health Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36520 (Commission File Number)	46-5037387 (IRS Employer Identification No.)

2941 Lake Vista Drive Lewisville, Texas (Address of principal executive offices)	75067 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 899-6666

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Timothy Fielding as Chief Financial Officer

On July 28, 2016, Adeptus Health Inc. (the “Company”) announced that Timothy Fielding will leave his position as Chief Financial Officer of the Company. Mr. Fielding will continue in an advisory capacity with the Company through September 30, 2016 to assist with the transition of the Company’s new Chief Financial Officer described below.

Appointment of Frank R. Williams Jr. as Chief Financial Officer

On July 28, 2016, the Company announced that Frank R. Williams Jr., will join the Company as Executive Vice President and Chief Financial Officer to succeed Mr. Fielding in that role. Mr. Williams is expected to join the Company on August 29, 2016. During the transition period, Mr. Fielding will continue to serve as the Company’s principal financial and principal accounting officer and will continue to report to the Company’s Chief Executive Officer.

Mr. Williams, age 47, has served as Senior Vice President and Senior Managing Director of Acquisitions for Medical Properties Trust, Inc., a real estate investment trust focusing exclusively on providing capital to acute care facilities, since September 2011.  From June 2008 to September 2011, Mr. Williams served as Managing Director at Barclays Capital, the investment banking division of Barclays PLC, where he managed the firm’s relationships with acute care hospitals and alternate site healthcare providers. He joined Barclays Capital from The Bear Stearns Companies, Inc., an investment bank, securities trading and brokerage firm that was acquired by JPMorgan Chase & Co., where he served as a Senior Managing Director in the global healthcare group, from 1999 to 2008.  Before joining the healthcare group, Mr. Williams spent several years both as a leveraged finance banker and in the M&A group focused on healthcare transactions.  Mr. Williams is the Chairman of the Board of Trustees of the Colorado Outdoor Education Center, which he joined in February 2006.  Mr. Williams earned his M.B.A. from Columbia Business School at Columbia University and his Bachelor’s degree in History and Political Science from Southern Methodist University.

Mr. Williams’s employment agreement with the Company, dated July 26, 2016 (the “Employment Agreement”), provides for an annual base salary for Mr. Williams of $475,000 and a target annual bonus opportunity of 75% of his annual base salary. Mr. Williams is entitled to an initial grant of the Company’s restricted stock with a value equal to $1,000,000 to vest over a three-year period, subject to continued employment, pursuant to the Amended and Restated Adeptus Health Inc. 2014 Omnibus Incentive Plan (the “Plan”).  Mr. Williams will be eligible to receive future long-term incentive awards in accordance with the Plan. Mr. Williams will also be entitled to receive up to $100,000 in connection with relocation expenses and the Company will reimburse Mr. Williams for reasonable expenses incurred in commuting from his residence in Connecticut to the Company’s headquarters in Lewisville, Texas.

In the event Mr. William’s employment is terminated by the Company without “Cause” or by Mr. Williams for “Good Reason,” each as defined in the Employment Agreement, then Mr. Williams will be entitled to receive the following as severance compensation: (i) continued payment of the then-current monthly base salary for a period of twelve months, payable in regular installments in accordance with the Company’s general payroll practices for salaried employees; (ii) the bonus, if any, to which he would have been entitled at the end of the year during which the termination occurs had such termination not occurred, which bonus will be prorated based on the time of employment during the year for which such bonus is being calculated; and (iii) continuation of the welfare benefits as described in the Employment Agreement for twelve months.

The foregoing is a summary description of certain terms of the Employment Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed with the Company’s Form 10-Q for the period ended September 30, 2016.

There are no arrangements or understandings between Mr. Williams and any other person pursuant to which Mr. Williams was appointed to serve as Executive Vice President and Chief Financial Officer of the Company. There are no family relationships between Mr. Williams and any director or executive officer of the Company, and Mr. Williams has no direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated July 28, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adeptus Health Inc.
(Registrant)

	By:	/s/ Timothy M. Mueller
	Name:	Timothy M. Mueller
	Title:	Senior Vice President and General Counsel

August 2, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release dated July 28, 2016.